Exhibit 99.1

FOSSIL GROUP, INC. ANNOUNCES DATE FOR 2026 ANNUAL MEETING OF STOCKHOLDERS
Richardson, TX, July 20, 2026 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today announced that its 2026 Annual Meeting of Stockholders will be held on October 2, 2026 at 9:00 a.m. Central Time (the “2026 Annual Meeting”). The Company’s Board of Directors has set August 3, 2026 as the record date for the 2026 Annual Meeting. The location of the 2026 Annual Meeting will be specified in the Company’s proxy statement for the 2026 Annual Meeting.
Pursuant to the Company’s Sixth Amended and Restated Bylaws (the “Bylaws”), the Company is providing its stockholders with the deadlines for stockholder proposals and director nominations for the 2026 Annual Meeting. The deadlines for submitting stockholder proposals and director nominations pursuant to the Bylaws, as set forth in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on November 21, 2025, no longer apply.
Stockholders submitting proposals or director nominations under the Bylaws must provide written notice to the Company’s Secretary at its principal executive offices at 901 S. Central Expressway, Richardson, Texas 75080, no later than the close of business on July 30, 2026, which is the 10th day after the date of the Company’s public announcement of the date of the 2026 Annual Meeting and which the Company has determined, for purposes of Rule 14a‑8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be a reasonable time before it begins to print and mail its proxy materials. In addition, stockholders must otherwise comply with the applicable provisions of the Bylaws and the Exchange Act.
Additional information regarding the 2026 Annual Meeting will be provided in the Company’s proxy statement and related materials.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, Emporio

Armani, Michael Kors, Skechers and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories, and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:

Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com